EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
RESULTS

~Net Sales Increased 9.9% to $120.9 Million vs. $110.0 Million Last Year ~

~ Operating Income Increased 9.2% to $10.9 Million vs. $10.0 Million Last Year ~

~ Reiterates Full Year Guidance ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – May 22, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2014.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We began the year with solid first quarter results, highlighted by a nearly 10% increase in sales and a 9.2% increase in operating income in our smallest quarter of the year.  Our Movado and licensed brands, as well as our retail outlet stores, led the way with growth across geographies as we continue to drive sales with our ability to satisfy our customers’ wear occasions with a compelling array of watch styles.  The ESQ reallocation strategy that we announced in March will favorably impact Movado starting in the second quarter. We remain excited about the year ahead and believe the first quarter positions us for a strong fiscal 2015.  This is further evidenced by the reiteration of our annual guidance and we believe we remain on track to achieve our multi-year strategic plan.”

There were no unusual items recorded in the first quarter of fiscal 2015. During the first quarter of fiscal 2014, the Company recorded a $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a Company-owned building in Switzerland, which was reflected in other income for the quarter.

First Quarter Fiscal 2015 Results
•	Net sales increased 9.9% to $120.9 million compared to $110.0 million in the first quarter of fiscal 2014 driven primarily by growth in the licensed brand category.
•
Gross profit was $65.2 million, or 53.9% of sales, compared to $59.9 million, or 54.5% of sales, in the first quarter last year.  The planned decline in gross margin percentage was primarily the result of the unfavorable impact of changes in foreign currency exchange rates and channel and product mix partially offset by leverage gained on certain fixed costs.

•
Operating expenses were $54.2 million as compared to $49.9 million in the first quarter last year.  This increase was primarily the result of an increase in compensation and benefits expense, higher marketing expenses and an increase due to the translational impact of foreign currency exchange rates.

•	Operating income increased 9.2% to $10.9 million compared to $10.0 million in the same period last year.
•
The Company recorded a tax provision of $3.4 million, which equates to an effective tax rate of 31.6%, as compared to a tax provision of $3.3 million and an effective tax rate of 28.8% in the first quarter last year.

•
Net income was $7.4 million, or $0.29 per diluted share, compared to net income of $8.2 million, or $0.32 per diluted share, including a $0.04 per share gain related to the sale of a Company-owned building in Switzerland, in the first quarter of fiscal 2014.

Rick Coté, President and Chief Operating Officer, stated, “We are pleased with our strong first quarter results which reflect solid momentum in our business driven by a favorable response to our Movado and licensed brands, most notably our ongoing reintroduction of Coach watches and continued strength in Ferrari, which celebrated its one-year anniversary in April.  Our growth initiatives, along with the investments we are making in Asia and Latin America, position us to continue our consistent performance well into the future.  For the year, we continue to expect net sales growth of 10.7%, operating income growth of 19% and diluted earnings per share of $2.44. Looking at our balance sheet, our dividend is an integral part of our capital allocation strategy and the board’s approval of a $0.10 quarterly dividend again reiterates our commitment to aligning our interests with our shareholders. Our consistent cash flow generation affords us the opportunity to continue to invest in the long-term growth of the Company as we remain focused on our business strategies, which we believe will allow us to deliver sustainable profitable growth.”

Fiscal 2015 Guidance
The Company is reiterating guidance for fiscal 2015 which is on a comparable basis to non-GAAP fiscal 2014 results adjusted for unusual items.  In fiscal 2015, the Company anticipates that net sales will increase approximately 10.7% to $640 million, gross margin percent will be approximately flat to fiscal 2014, and operating income will increase approximately 19% to $90 million. The Company anticipates net income in fiscal 2015 to increase to approximately $63.5 million, or $2.44 per diluted share, reflecting a 28% anticipated effective tax rate. The Company's guidance also assumes no unusual items for fiscal 2015.

Quarterly Dividend
The Company also announced that on May 22, 2014 the Board of Directors approved the payment on June 16, 2014 of a cash dividend in the amount of $0.10 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 2, 2014.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, May 22nd at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 204-6674.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic replay of the call will be available at 12:00 p.m. ET on May 22, 2014 until 11:59 p.m. ET on May 29, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 7298687.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2014	2013

Net sales	$120,921	$110,010

Cost of sales	55,770	50,091

Gross profit	65,151	59,919

Operating expenses	54,230	49,914

Operating income	10,921	10,005

Other income	-	1,526
Interest expense	(94)	(65)
Interest income	35	23

Income before income taxes	10,862	11,489

Provision for income taxes	3,433	3,310

Net income	7,429	8,179

Less: Net income / (loss) attributed to noncontrolling interests	64	(31)

Net income attributed to Movado Group, Inc.	$7,365	$8,210

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.29	$0.32
Weighted diluted average shares outstanding	25,696	25,873

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2014	2014	2013
ASSETS

Cash and cash equivalents	$137,827	$157,659	$141,484
Short-term investments	34,063	33,099	-
Trade receivables	77,395	68,683	66,675
Inventories	184,443	181,305	175,136
Other current assets	47,228	44,564	36,571
Total current assets	480,956	485,310	419,866

Property, plant and equipment, net	46,806	47,796	46,289
Deferred income taxes	15,058	14,891	22,434
Other non-current assets	32,064	30,613	26,790
Total assets	$574,884	$578,610	$515,379

LIABILITIES AND EQUITY

Accounts payable	$25,644	$33,598	$24,421
Accrued liabilities	36,854	43,573	34,358
Deferred and current income taxes payable	5,777	6,422	1,412
Total current liabilities	68,275	83,593	60,191

Deferred and non-current income taxes payable	3,792	3,518	5,689
Other non-current liabilities	27,244	25,509	22,626
Noncontrolling interests	2,821	2,686	1,933
Shareholders' equity	472,752	463,304	424,940
Total liabilities and equity	$574,884	$578,610	$515,379

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2014	2013
Cash flows from operating activities:
Net income	$7,429	$8,179
Depreciation and amortization	3,022	2,756
Other non-cash adjustments	1,876	(684)
Changes in working capital	(24,606)	(27,304)
Changes in non-current assets and liabilities	226	(727)
Net cash (used in) operating activities	(12,053)	(17,780)

Cash flows from investing activities:
Capital expenditures	(1,523)	(6,469)
Proceeds from sale of an asset held for sale	-	2,196
Trademarks	(20)	(86)
Net cash (used in) investing activities	(1,543)	(4,359)

Cash flows from financing activities:
Dividends paid	(2,523)	(1,272)
Stock repurchase	(5,312)	(467)
Other financing	(466)	(603)
Net cash (used in) financing activities	(8,301)	(2,342)

Effect of exchange rate changes on cash and cash equivalents	2,065	(1,924)
Net change in cash and cash equivalents	(19,832)	(26,405)
Cash and cash equivalents at beginning of year	157,659	167,889

Cash and cash equivalents at end of period	$137,827	$141,484